Exhibit 99.2

Press release dated February 6, 2007

Contact:

A. Clayton Perfall	Brian H. Burke
Chief Executive Officer	Chief Financial Officer
Union Street Acquisition Corp.	Union Street Acquisition Corp.
703-682-0730	703-682-0730

FOR IMMEDIATE RELEASE

UNION STREET ACQUISITION CORP.

ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

Alexandria, Virginia, February 6, 2007 – Union Street Acquisition Corp. (AMEX: USQ-U) announced today the pricing of its initial public offering of 12,500,000 units at the public offering price of $8.00 per unit, generating gross proceeds of $100,000,000 to the Company. The Company has granted to the underwriters a 30-day option to purchase up to an additional 1,875,000 units to cover over-allotments, if any. The Company’s units will be approved for listing on the American Stock Exchange under the symbol USQ-U. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards. The offering is expected to close on February 9, 2007.

Banc of America Securities LLC acted as the sole book-running manager and Morgan Joseph acted as co-manager for the initial public offering. A copy of the prospectus, when available, may be obtained form Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment), by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York, 10001.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Shares are being offered only pursuant to a prospectus.

Union Street Acquisition Corp. is a newly formed blank check company organized to acquire one or more operating businesses. The Company’s efforts in identifying a prospective target business will be focused on the business services industry, specifically in the marketing services, business information services, human capital management, facilities and logistics services, and professional services sectors.